Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 10-10

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI DISCLOSES NOTIFICATION OF DEFICIENCY

CARENCRO, LA – May 24, 2010 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today disclosed, pursuant to NASDAQ® Rule 5810(b), that it has received a standard notification from NASDAQ as a result of the failure to file the Company’s Form 10-Q for the period ended March 31, 2010 (“Form 10-Q”) as required under NASDAQ’s Rule 5250(c)(1).

The Company timely filed a Form 12b-25 with the Securities and Exchange Commission on May 18, 2010 disclosing that “The Audit Committee of the Board of Directors of OMNI Energy Services Corp. (the “Company”), with the assistance of management, is conducting an internal review related to the Company’s accounting for subordinated promissory notes in connection with certain acquisitions which occurred in prior periods. Until the completion of this review, the Company is unable to complete the preparation of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The Company plans to file the Form 10-Q as soon as practicable after the completion of this review, the completion of any additional accounting work required as a result of this review, and after the review of its financial statements for the quarter ended March 31, 2010 by the Company’s independent registered public accountants.”

The Company is in the process of completing a plan to regain compliance with the NASDAQ rules for submission to NASDAQ prior to the July 19, 2010 deadline. It is the Company’s intention to regain compliance as soon as practicable pending completion of the above mentioned internal review.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business segments: Seismic Services (including drilling, survey and permitting services), Environmental and Other Services, and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with our ability to timely complete our internal review referenced above, the impact of the current economic climate, the efficacy of I.M.P.A.C.T. ™ cleaning technology and receipt of its patent, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental and other services and equipment leasing business segments, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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